Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-119645

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated October 20, 2004)

MICROVISION, INC.

COMMON STOCK

2,340,768 SHARES

This document supplements the Prospectus dated October 20, 2004 relating to the offer and sale from time to time of up to 2,340,768 shares of the common stock of Microvision, Inc. by selling shareholders of the Company.

This Prospectus Supplement should be read in conjunction with, and is not complete without, and may not be delivered or utilized without, the Prospectus dated October 20, 2004, including any amendments or supplements thereto.

Investing in these securities involves a high degree of risk. You should carefully consider the “Risk Factors” set forth beginning on page 2 of the Prospectus and in our future filings with the Securities and Exchange Commission, which are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in the table appearing under the heading “Selling Stockholder,” beginning on page 10 of the Prospectus, is hereby amended by adding the information below with respect to shareholders not previously listed in the Prospectus (including in any amendments or supplements thereto). The percentage of our outstanding common stock beneficially owned by the selling shareholder named below is based on 56,725,414 shares of common stock issued and outstanding as of October 10, 2007. OTA LLC acquired beneficial ownership of the shares listed below by transfer of a warrant to purchase 361,795 shares of our common stock from Satellite Strategic Finance Associates, LLC, which is listed as a selling stockholder in the Prospectus.

SELLING STOCKHOLDER

	Shares Beneficially Owned and Ownership Percentage Prior to Offering		Shares Being Offered	Shares Beneficially Owned and Ownership Percentage After Offering
Selling Stockholder	Shares	Percentage		Shares	Percentage
OTA LLC (1)	626,373	1.1%	361,795	264,578	*

*	less than one percent.

(1)	Ira Leventhal has voting and dispositive power over the securities as senior managing director of OTA LLC.

The date of this Prospectus Supplement is October 19, 2007.